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                                   EXHIBIT 99


         Dublin, Ohio, June 15, 1998 - Metatec Corporation today announced the execution of a letter of intent to purchase the CD-ROM services business of Imation Corp. (NYSE:IMN). The transaction will be in the form of an asset purchase. Terms were not disclosed.

         Focusing on its core markets of information and image management, Imation announced the intent to sell its CD-ROM services business in January. The CD-ROM business generated revenues of approximately $60 million in 1997.

         Completion of the transaction is subject to a number of conditions including government filings, due diligence and execution of a definitive agreement.

         "Metatec and Imation have historically served the same segment of the information services market; specifically, business customers utilizing CD-ROM to distribute information and software," said Jeffrey M. Wilkins, chairman and chief executive officer of Metatec. "Metatec will continue providing the kind of high quality and seamless services to Imation's customer base that they've come to expect.

         "Purchase of Imation's CD-ROM services business will give Metatec expanded capacity and coverage in the U.S. and new capabilities in Europe," Wilkins added. "Imation has earned a reputation for quality and service. With a customer base similar to Metatec's, I feel that this acquisition will increase service capabilities that benefit customers of Metatec and Imation's CD-ROM services business."

         The asset purchase and other planned equipment purchases are anticipated to almost double Metatec's manufacturing and fulfillment capacity.

         Metatec, a leading information services company, helps customers utilize CD-ROM, DVD-ROM and related communication technologies to publish and distribute information and software. From its ISO 9002-certified manufacturing and distribution headquarters in the Columbus, Ohio metropolitan area, Metatec offers its customers a variety of services including data preparation and mastering, disc replication, printing, fulfillment, warehousing, distribution, electronic tracking and inventory management. Metatec maintains sales and support offices throughout the United States. Metatec common stock is traded over NASDAQ under the symbol "META." The company's web site is www.metatec.com.